U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K


                                CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): May 18, 2004


                       WORLD AM COMMUNICATIONS, INC.
           (Exact name of registrant as specified in its charter)


                                     Nevada
        (State or jurisdiction of incorporation or organization)


                                    0-30639
                            (Commission File Number)


                                   44-5105536
                   (I.R.S. Employer Identification Number)


      1400 West 122nd Avenue, Suite 104, Westminster, Colorado 80234
               (Address of principal executive offices)


            Registrant's telephone number:  (303) 452-0022


         Former name or former address, if changed since last report)


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On May 18, 2004, the Registrant entered into a Share Exchange Agreement with World Am Security Venture Company, Ltd., a privately held China corporation ("WSVC"). Under the terms of this agreement, the Registrant is purchasing all of the outstanding stock of WSVC, consisting of one share owned by James Kang. In return, the Registrant will pay 20,000,000 shares of its restricted common stock and 100 shares of convertible preferred stock.

     The preferred stock will be convertible to the number of shares of the Registrant's common stock required to equal the verified/audited amount of capital invested in WSVC by Mr. Kang, less the value on the date of conversion of the 20,000,000 shares of common stock issued at closing of this agreement. No conversion will be allowed until the earlier of six months after the date of closing or ninety days following any reverse split of the common shares of the Registrant.

     The purpose of this agreement is to establish a wholly owned manufacturing subsidiary in Yantai, China, which will in turn acquire a manufacturing facility. The agreement specifies that the facility to be acquired will be complete with the equipment and tools necessary for manufacture of low cost portals designed and developed by the Registrant's subsidiary, Isotec Inc. The agreement requires that WSVC obtain an appraisal from an independent source that will comply with GAAP and GAAS requirements for foreign assets that will accurately and fairly state the market price valuation.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

Financial Statements.

     The Registrant has determined, based on Securities and Exchange Commission Rule 3-05 under Regulation S-X (regarding financial disclosure of businesses acquired or to be acquired), that no financial statements are required to be disclosed in connection with this acquisition since the Registrant is not acquiring a business at this time.

Exhibits.

     Exhibits included are set forth in the Exhibit Index pursuant to Item 601 of Regulation S-B.

                              SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       World Am Communications, Inc.



Dated: May 25, 2004                    By: /s/ James H. Alexander
                                       James H. Alexander, President


                              EXHIBIT INDEX

Number                   Description

2     Share Exchange Agreement between the Registrant and World
      Am Security Venture Company, Ltd., dated May 18, 2004 (see below).

99    Text of press release, dated May 26, 2004 (see below).